PRESS RELEASE

SiriusPoint Acknowledges Indication of Interest from Third Point

HAMILTON, Bermuda, April 12th, 2023 - Today SiriusPoint Ltd. (the “Company”) has acknowledged an indication of interest from Third Point LLC and certain of its affiliates (“Third Point”), disclosed in a Schedule 13D/A filing earlier today, to explore a potential acquisition of all, or substantially all, of the outstanding Common Shares of the Company.

Consistent with its fiduciary duties, in consultation with its financial and legal advisors, the SiriusPoint Board of Directors will carefully evaluate any proposal to acquire the Company, if and when a proposal is received.

The Company always welcomes dialogue with its investors and shares the common goal of maximizing value for all the Company’s shareholders. The Company has made significant progress during the last seven months against its strategic priorities of reducing volatility, business simplification, and improving profitability. The Company has a healthy balance sheet and its capital position has been further strengthened by the recently announced Loss Portfolio Transfer transaction, which is subject to regulatory approval, while ratings agency Fitch recently upgraded SirusPoint’s Outlook to Stable from Negative.

Shareholders are not required to take any action at this time.

About SiriusPoint
SiriusPoint is a global underwriter of insurance and reinsurance providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents within our Insurance & Services segment. With $2.9 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Excellent) from AM Best, S&P and Fitch. For more information, please visit www.siriuspt.com.

Contacts

Investor Relations
Dhruv Gahlaut, Chief Strategy Officer & Head of Investor Relations
dhruv.gahlaut@siriuspt.com
+44 7514 659 918

PRESS RELEASE

Media

Clare Kerrigan, Chief Communications Officer
clare.kerrigan@siriuspt.com
+44 7720 163 949

Source: SiriusPoint Ltd.